Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2023 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Coatesville, Pennsylvania, February 28, 2024 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $409,000 for the three months ended December 31, 2023 and $1,919,000 for the year ended December 31, 2023 compared to $1,108,000 and $2,114,000, respectively, for the same periods in 2022. Diluted earnings per share were $0.17 for the fourth quarter of 2023 and $0.77 for the year ended December 31, 2023 compared to $0.43 and $0.82, respectively, for the same periods in 2022.

“Our leadership model and culture helped the Bank obtain third in the Best Places to Work in PA, small employer category. We are honored and excited about this recognition to the Bank and its associates,” said Janak Amin, President and Chief Executive Officer of PB Bankshares, Inc. “We are building an engine that is making progress day by day against strong headwinds in community banking in the rising rate environment. Pre-tax income, excluding the gain on sale of the building in 2022, has increased over 35% in 2023, while strengthening our balance sheet. In a tough rate environment where deposits were highly competitive, we were able to grow deposits 15%, which more than doubled our liquidity position from a year ago.”

2023 Highlights:

●	Total interest and dividend income grew by 43.5% to $19.8 million for the year ended December 31, 2023 from $13.8 million for the year ended December 31, 2022.
●	Pre-tax income, excluding gain on sale of the building in 2022, increased by 35.1% to $2.5 million for the year ended December 31, 2023 from $1.8 million for the year ended December 31, 2022.
●	Allowance for credit losses remains strong at 1.38% of loans outstanding at December 31, 2023 compared to 1.31% of loans outstanding at December 31, 2022.
●	Accumulated other comprehensive loss has decreased by $685,000 to $1.2 million at December 31, 2023 from $1.9 million at December 31, 2022, accounting for 2.7% of total stockholders’ equity at December 31, 2023.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remains short at 0.80 years at December 31, 2023.
●	Tangible book value per common share excluding accumulated other comprehensive loss has increased by $1.16 to $18.00 at December 31, 2023 from $16.84 at December 31, 2022*.
●	165,109 shares of Company common stock were repurchased during 2023, for an average price of $12.98 per share.

Exhibit 99.1

●	Third in the Best Places to Work in PA, small employer category for 2023.

* Refer to the appendix of Financial Highlights (Unaudited) for the Non-GAAP Financial Measure Reconciliation

Income Statement

Net interest income was $2.8 million for the three months ended December 31, 2023 and $12.1 million for the year ended December 31, 2023 compared to $3.2 million and $10.9 million, respectively, for the same periods in 2022. The decrease for the three months ended December 31, 2023 compared to the same period in 2022 was primarily due to increases in interest expense on deposits and borrowings, partially offset by the increase in interest income on loans, securities and cash and federal funds sold. The increase for the year ended December 31, 2023 compared to 2022 was primarily due to the increase in interest income on loans, cash and federal funds sold and securities, partially offset by increases in deposit and borrowings interest expense. The increases in interest income and interest expense were as a result of rising interest rates and increase in average interest bearing liabilities and interest earning assets. There were two non-accrual loans that paid off in the second quarter of 2023, resulting in $261,000 of interest income recognition for the year ended December 31, 2023.

The Company recorded a provision for credit losses of $62,000 for the three months ended December 31, 2023 and $632,000 for the year ended December 31, 2023 compared to $561,000 and $1.2 million, respectively, for the same periods in 2022. The decrease in the provision for credit losses for both the three months ended December 31, 2023 and the year ended December 31, 2023 compared to the same periods in 2022 was primarily due to loan growth being higher in 2022 and a recovery of the provision for credit losses for unfunded commitments of $12,000 for the year ended December 31, 2023. There were no charge-offs during the fourth quarter of 2023.  Gross charge-offs for the year ended December 31, 2023 were $144,000, which were partially offset by recoveries of $19,000. Delinquencies remain benign, reserves are deemed to be adequate as of December 31, 2023 and the allowance coverage ratio has improved from a year ago. The allowance for credit losses was $4.5 million, or 1.38%, of loans outstanding at December 31, 2023 as compared to $4.0 million, or 1.31%, of loans outstanding at December 31, 2022. Total non-performing assets increased to $1.4 million at December 31, 2023 compared to $1.0 million at December 31, 2022 as a result of a well collateralized agricultural relationship being added to non-accrual loans in the fourth quarter of 2023 with a book balance of $655,000, partially offset by the payoff of certain non-performing assets.  The non-performing assets to total assets ratio increased by five basis points to 0.32% at December 31, 2023 from 0.27% as of December 31, 2022.

Noninterest income was $203,000 for the three months ended December 31, 2023 and $785,000 for the year ended December 31, 2023 compared to $1.0 million and $1.4 million, respectively, for the same periods in 2022. The primary reason for the decrease in noninterest income for both the three months and year ended December 31, 2023 was due to the $821,000 gain on sale of the corporate headquarters and branch location that the Company is leasing back that occurred in the fourth quarter of 2022. The decline in noninterest income was partially offset for the three months and year ended December 31, 2023 due to a decrease in the unrealized losses on equity investments due to the increase in market value of the associated asset (Community Reinvestment Act equity

Exhibit 99.1

investment) representing period over period increases of $34,000 for the three months ended December 31, 2023 and $110,000 for the year ended December 31, 2023.  Also, partially offsetting the decline in noninterest income for the year ended December 31, 2023 was $80,000 of loan related fee income, earned for brokering interest rate swap agreements between the Bank’s customers and counterparties unrelated to the Bank. For the three months and year ended December 31, 2023, there was $12,000 and $52,000, respectively, of loss on disposal of property and equipment primarily due to replacing the non-depository ATMs with full functioning ATMs in the first quarter 2023 as a continued investment in our infrastructure and technology.  The new ATMs improve the client experience by providing twenty-four hours, seven days a week access to banking services.

Noninterest expense was $2.4 million for the three months ended December 31, 2023 and $9.8 million for the year ended December 31, 2023 compared to $2.2 million and $8.4 million, respectively, for the same periods in 2022. The increases for the three months and year ended December 31, 2023 were primarily due to increases in salaries and employee benefits and directors’ fees as a result of the stock option and stock awards expense granted in the fourth quarter of 2022 for $137,000 of expense in the fourth quarter of 2023 and $541,000 for the year ended December 31, 2023, compared to $68,000 for both periods in 2022 and annual salary increases.

Balance Sheet

Total assets increased $53.2 million or 13.8% to a record of $439.7 million at December 31, 2023 from $386.5  million at December 31, 2022. The increase in assets was primarily due to increases in net loans receivable, debt securities available-for-sale and cash and cash equivalents. Gross loans increased $21.2 million or 6.9% to $326.6 million at December 31, 2023 from $305.4 million at December 31, 2022, primarily as a result of the increase in the commercial real estate portfolio as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its commercial real estate portfolio. As of December 31, 2023, the Bank had $159.5 million in non-owner occupied commercial real estate loans outstanding.  Approximately 69% or $109.4 million of this portfolio was subject to stress testing (loans having exposure under $250,000 generally are not subject to stress testing). The commercial real estate portfolio has an average Loan-to-Value ratio of 60.7% and a Debt Service Coverage ratio of 1.46 times, exclusive of any sponsor or guarantor support at December 31, 2023. The commercial real estate portfolio is diverse with respect to both property type as well as location with concentrations limited. Two segments, Office Space and Hospitality, are the subject of market scrutiny with these segments’ exposure and selected credit metrics outlined below.

The Bank has reviewed its loan portfolio for exposure to office space given the uncertainty and potential risks associated with vacancy, future demand, and repricing risk for these assets. The Bank’s exposure to this segment is minimal with only $9.4 million in non-owner-occupied office space at December 31, 2023. Notably the five loans comprising the office segment are all medical related, which the Company believes has not suffered the decline that the general office market has experienced. The office space loan portfolio has an average Loan-to-Value ratio of 72.9% and Debt Service Coverage ratio of 1.48 times, exclusive of any sponsor or guarantor support at December 31, 2023.

Exhibit 99.1

The Bank’s hospitality portfolio is also an area of market focus. Loan exposure to this segment totaled $20.8 million (six hotel properties) at December 31, 2023. The average Loan-to-Value ratio was low at 51.7% with a strong Debt Service Coverage ratio of 2.00 times, exclusive of any sponsor or guarantor support at December 31, 2023. Guarantor support for the hospitality sector is strong and loans are supported by experienced hotel operators.

Debt securities available-for-sale increased $16.1 million or 30.9% to $68.1 million at December 31, 2023 as a result of short-term treasury securities purchased during 2023 maturing in the first quarter of 2024 with excess liquidity obtain in the fourth quarter of 2023.  The strong deposit growth and maturity of the treasury securities during 2023 increased cash and cash equivalents $15.2 million or 88.5% to $32.4 million at December 31, 2023. The remaining weighted average life of our debt securities available-for-sale portfolio was 0.80 years at December 31, 2023.

We experienced strong deposit growth of $43.5 million or 15.0% to $333.0 million at December 31, 2023 from $289.5 million at December 31, 2022 as a result of organic core deposit gathering strategies with the growth being from local businesses and individuals. The uninsured and uncollateralized deposits totaled approximately $43.7 million or 13.1% of the Bank’s total deposits, as of December 31, 2023. The Company maintains highly liquid sources of available funds in addition to cash and cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as unpledged available-for-sale debt securities. At December 31, 2023, available funding from these sources totaled 476.7% of uninsured and uncollateralized deposits. Stockholders’ equity increased $1.0 million to $47.0 million at December 31, 2023 from $46.0 million at December 31, 2022 as a result of 2023 net income and a decrease of $685,000 in accumulated other comprehensive loss on the debt securities available for sale portfolio, partially offset by a $140,000 adjustment for the adoption of CECL and stock buybacks of 165,109 shares for $2.1 million during 2023. Accumulated other comprehensive loss as a result of the unrealized losses on the debt securities available-for-sale was 2.7% of total stockholders’ equity at December 31, 2023, which is low compared to the banking industry. The Bank’s stand-alone stockholders’ equity increased $2.9 million to $38.9 million at December 31, 2023 from $36.0 million at December 31, 2022 primarily as a result of 2023 net income at the Bank.

Gain on Sale of Corporate Headquarters

The sale of the Bank’s corporate headquarters and branch location in Coatesville, Pennsylvania was completed in December 2022 for a sales price of $950,000. The Bank is leasing a portion of the building to use for corporate offices and to maintain a branch location. The gain on the sale of the land and building was $821,000, recognized in the fourth quarter of 2022.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,”

Exhibit 99.1

“will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Interest and dividend income	$5,277	$5,139	$5,047	$4,369	$4,202
Interest expense	2,471	2,098	1,825	1,324	1,020
Net interest income	2,806	3,041	3,222	3,045	3,182
Provision for credit losses	62	140	247	183	561
Noninterest income	203	185	259	138	1,007	**
Noninterest expense	2,413	2,432	2,493	2,465	2,223
Income before income taxes	534	654	741	535	1,405
Income taxes	125	141	153	126	297
Net income	409	513	588	409	1,108

Earnings per common share - basic	$0.17	$0.21	$0.24	$0.16	$0.43
Earnings per common share - diluted	$0.17	$0.21	$0.23	$0.16	$0.43

Earnings Summary (for the year ended)
	December 31,	December 31,
	2023	2022

Interest and dividend income	$19,832	$13,820
Interest expense	7,718	2,956
Net interest income	12,114	10,864
Provision for credit losses	632	1,200
Noninterest income	785	1,417	**
Noninterest expense	9,803	8,436
Income before income taxes	2,464	2,645
Income taxes	545	531
Net income	1,919	2,114

Earnings per common share - basic	$0.78	$0.82
Earnings per common share - diluted	$0.77	$0.82

** The three months and year ended December 31, 2022 included an $821,000 gain on sale of premises and equipment within noninterest income.

Exhibit 99.1

Balance Sheet Highlights (as of)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Total assets	$439,748	$409,212	$412,573	$393,066	$386,547
Cash and cash equivalents	32,438	25,185	42,501	34,954	17,204
Debt securities available-for-sale, at fair value	68,115	40,667	34,828	32,457	52,047
Loans receivable, net of allowance for credit losses	321,382	325,350	317,306	308,808	300,855
Deposits	332,966	306,521	312,091	295,437	289,495
Total stockholders’ equity	46,989	46,582	46,177	46,291	45,987
Accumulated other comprehensive loss	(1,247)	(1,771)	(1,770)	(1,533)	(1,932)

Performance Ratios (as of and for the three months ended)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Return on average assets (annualized)	0.38%	0.49%	0.58%	0.43%	1.13%
Return on average equity (annualized)	3.14%	4.00%	4.67%	3.56%	9.08%
Net interest margin (annualized)	2.74%	3.00%	3.29%	3.26%	3.34%
Allowance to non-accrual loans	317.45%	548.89%	507.53%	496.36%	380.55%
Allowance to total loans outstanding at the end of the period	1.38%	1.35%	1.34%	1.30%	1.31%
Net charge-offs to average loans outstanding during the period (annualized)	—%	—%	0.09%	0.08%	0.49%
Total non-performing loans to total loans	0.44%	0.25%	0.26%	0.26%	0.34%
Total non-accrual loans to total loans	0.44%	0.25%	0.26%	0.26%	0.34%
Total non-performing assets to total assets	0.32%	0.20%	0.21%	0.21%	0.27%
Tier 1 capital (to average assets)	9.78%	9.74%	9.84%	10.06%	10.00%
Book value per common share	$17.53	$16.97	$16.71	$16.48	$16.16
Tangible book value per common share*	$17.53	$16.97	$16.71	$16.48	$16.16
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$18.00	$17.62	$17.35	$17.02	$16.84

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Tangible common equity	$46,989	$46,582	$46,177	$46,291	$45,987
Adjustment for accumulated other comprehensive loss	$(1,247)	$(1,771)	$(1,770)	$(1,533)	$(1,932)
Tangible common equity excluding accumulated other comprehensive loss	$48,236	$48,353	$47,947	$47,824	$47,919
Common shares outstanding	2,679,967	2,744,967	2,763,122	2,809,425	2,845,076
Tangible book value per common share	$17.53	$16.97	$16.71	$16.48	$16.16
Tangible book value per common share excluding accumulated other comprehensive loss	$18.00	$17.62	$17.35	$17.02	$16.84